Exhibit 10

UNANIMOUS WRITTEN CONSENT

OF THE

COMPENSATION/MANAGEMENT DEVELOPMENT COMMITTEE

OF THE BOARD OF DIRECTORS OF

QUAKER CHEMICAL CORPORATION

The undersigned, being all of the members of the Compensation/Management Development Committee (the “Committee”) of the Board of Directors of Quaker Chemical Corporation (the “Company”), without the formality of convening a meeting, hereby consent and agree that the following resolutions be, and they hereby are, adopted by the Committee:

WHEREAS, Ronald Naples (“Naples”) and Michael Barry (each, an “Executive”) have elected to receive their benefit under the Quaker Chemical Corporation Deferred Compensation Plan (the “Plan”) in a single sum distribution in 2006;

WHEREAS, a portion of each Executive’s benefit under the Plan is performance-based compensation not subject to the one million dollar limit on deductible compensation under section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations thereunder (“Section 162(m)”), and the remainder of the benefit may be subject to the Section 162(m) limit on deductibility;

WHEREAS, distribution of an Executive’s Plan benefit during a taxable year of the Company in which the Executive is a covered employee (as defined in Section 162(m)) and employed by the Company on the last day of such taxable year may, depending on the Executive’s other compensation from the Company during such year, result in the Company’s deduction being limited (or eliminated) with respect to the portion of the Plan benefit that may be subject to the Section 162(m) limit on deductibility;

WHEREAS, such limitation would adversely affect the Company from a tax and an accounting standpoint;

WHEREAS, Naples desires to receive the portion of his benefit that is invested under an insurance contract in an in kind distribution of such contract, and distribution of such contract must be delayed until after Naples’ separation from service with the Company to avoid adverse effects as a result of application of Section 162(m);

WHEREAS, the Company desires to amend the Plan to provide that (1) distributions shall be limited and delayed to the extent necessary to avoid adverse consequences to the Company as a result of application of Section 162(m), (2) Naples may elect to receive the portion of his benefit that is invested under an insurance contract in an in kind distribution of such contract, and (3) Naples may make an election in 2005 to defer distribution of the portion of his benefit that is invested in the insurance contract until after Naples’ separation from service with the Company;

WHEREAS, Section 6.1 of the Plan provides that the Committee may amend the Plan, subject to affected Participants’ consent under certain circumstances; and

WHEREAS, each Executive has consented to the above-described amendment of the Plan;

NOW, THEREFORE, BE IT:

RESOLVED, that Article 4 of the Plan is amended effective December 19, 2005 by adding a new Section 4.7 to read as follows:

Section 4.7 Limitation On Distributions. Notwithstanding any provision of the Plan or a Participant’s election to the contrary: (a) in the event distribution in accordance with a Participant’s election would have an Adverse Effect (as defined below), such distribution shall be limited to the extent necessary to avoid an Adverse Effect; and (b) the Committee may delay distribution to a later date within the year in which the Participant elected to receive a distribution if necessary to determine if the distribution will have an Adverse Effect. In the event a distribution is limited in accordance with subsection (a), the excess of the amount that would have been distributed to the Participant but for such limitation over the amount actually distributed shall be distributed as follows: in each subsequent year, the Committee shall cause to be distributed such amount that would not have an Adverse Effect (and earnings thereon), until the entire amount of such excess has been distributed. For purposes of this Section, Adverse Effect shall mean an adverse tax, accounting or other consequence to the Company as a result of application of Section 162(m) of the Code. The Committee, in its sole discretion, shall make all determinations as to whether (and to what extent) any distribution would have an Adverse Effect.

FURTHER RESOLVED, that Section 4.1 of the Plan (Election of Distribution Option) is amended effective December 19, 2005 by adding new subsections (d) and (e) to the end thereof to read as follows:

(d) Notwithstanding any other provision of the Plan to the contrary, the Chief Executive Officer of the Company may make an election on or before December 31, 2005, with respect to amounts deferred prior to January 1, 2006 and invested under an insurance contract, to change the time of payment to his Separation from Service (or six months thereafter if required under Section 409A of the Code).

(e) Notwithstanding any other provision of the Plan to the contrary, the Chief Executive Officer of the Company may make an election, in accordance with procedures established by the Committee, to receive an in kind distribution of the life insurance contract held under the Plan on his behalf. If such an election is made, the cash benefit otherwise payable to the Chief Executive Officer at the time of distribution of such contract shall be decreased by an amount equal to the cash surrender value of such contract.

FURTHER RESOLVED, that the proper officers of the Company be, and they hereby are, authorized and directed to take such further actions as may be necessary and/or desirable in order to effect the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned have hereunto signed their names and the date of signing, as all of the members of the Committee.

Not all signatures need appear on the same copy of this instrument.

Date: December 20, 2005	/s/ Robert H. Rock
Robert H. Rock, Chairman

Date: December 15, 2005	/s/ Patricia C. Barron
Patricia C. Barron

Date: December 15, 2005	/s/ Donald R. Caldwell
Donald R. Caldwell

Date: December 19, 2005	/s/ Robert E. Chappell
Robert E. Chappell

By signing below, each Executive acknowledges his consent to the above amendment of the Quaker Chemical Corporation Deferred Compensation Plan:

Date: December 22, 2005	/s/ Ronald J. Naples
Ronald J. Naples

Date: December 21, 2005	/s/ Michael F. Barry
Michael F. Barry